Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

MB Financial, Inc.:

We consent to incorporation by reference in the registration statements (nos. 333-64584, 333-81802, and 333-97857) on Form S-8 of MB Financial, Inc. of our report dated January 22, 2003, relating to the consolidated balance sheets of MB Financial, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of MB Financial, Inc.

Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP
Chicago, Illinois
March 20, 2003